                               SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                                  (Amendment No. 0)

Filed by Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Materials Pursuant to Section 240.14a-11(c) or Section
    240.14-a12

                                     BARRA, INC.
                   (Name of Registrant as Specified in its Charter)

                                     BARRA, INC.
                      (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1)   Title of each class of securities to which transaction applies:
         ----------------------------------------------------------------------
    2)   Aggregate number of securities to which transaction applies:
         ----------------------------------------------------------------------
    3) Per until price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         ----------------------------------------------------------------------
    4)   Proposed maximum aggregate value of transaction:
         ----------------------------------------------------------------------
    5)   Total fee paid:
         ----------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)   Amount Previously Paid:
         ------------------------------------------------------------
    2)   Form, Schedule or Registration Statement No:
         ------------------------------------------------------------
    3)   Filing Party:
         ------------------------------------------------------------
    4)   Date Filed:
         ------------------------------------------------------------

                                     BARRA, INC.

                       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                    June 20, 1997



TO THE SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Shareholders of BARRA, Inc., a California corporation (the "Company"), will be held at 2100 Milvia Street, Berkeley, California 94704, on Thursday, July 31, 1997, at 2:00 p.m. local time, for the following purposes:

1. To elect directors to serve for the ensuing year and until their successors are duly elected and qualified. Management's slate of directors is
    A. George Battle, John F. Casey, M. Blair Hull, Norman J. Laboe, Ronald J. Lanstein and Andrew Rudd.

2. To amend the BARRA, Inc. Stock Option Plan to increase the number of shares of the Corporation's Common Stock reserved for issuance thereunder by seven hundred thousand (700,000) shares, to a total of two million nine hundred thousand (2,900,000).

3. To ratify the adoption of the BARRA, Inc. Directors Option Plan and the authorization of one hundred thousand (100,000) shares of the Company's Common Stock for issuance thereunder.

4. To ratify the selection of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ended March 31, 1998.

5. To transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on June 2, 1997 are entitled to notice of and to vote at the meeting. The transfer books will not be closed.

All shareholders are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, please mark, sign and date the enclosed proxy and return it as promptly as possible in the envelope enclosed for that purpose to assure representation of your shares and a quorum at the meeting.
Any shareholder attending the meeting may vote in person even if such shareholder has returned a proxy.


By Order of the Board of Directors


/s/ Andrew Rudd
--------------------
 Andrew Rudd


Andrew Rudd
Chairman of the Board and Chief Executive Officer

Berkeley, California
June 20, 1997

                                     BARRA, INC.
                                  2100 MILVIA STREET
                              BERKELEY, CALIFORNIA 94704

                                   PROXY STATEMENT
                    INFORMATION CONCERNING SOLICITATION AND VOTING


GENERAL

The enclosed Proxy is solicited on behalf of BARRA, Inc., a California corporation (the "Company" or "BARRA"), for use at the Annual Meeting of Shareholders to be held Thursday, July 31, 1997 at 2:00 p.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the principal executive offices of BARRA, located at 2100 Milvia Street, Berkeley, California 94704. The telephone number at that address is
(510) 548-5442.

These proxy solicitation materials were mailed on or about June 27, 1997 to all shareholders entitled to vote at the Annual Meeting.

RECORD DATE

Shareholders of record at the close of business on June 2, 1997 are entitled to notice of, and to vote at, the Annual Meeting. At the record date, 8,442,905 shares of the Company's Common Stock, no par value, were issued and outstanding.

REVOCABILITY OF PROXIES

Any person giving a proxy pursuant to this solicitation may revoke such proxy at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

VOTING

The shares represented by the proxies received will be voted as you direct. If you give no direction, the shares will be voted as recommended by the Board of Directors.

Every shareholder voting for the election of directors may cumulate such shareholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by such shareholder, or distribute the shareholder's votes on the same principle among as many candidates as the shareholder may select, up to the number of directors to be elected. However, no shareholder shall be entitled to cumulate votes unless the name of the candidate or candidates for whom such votes are proposed to be cast has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the Annual Meeting prior to the voting of the intention to cumulate the shareholder's votes. On all other matters, each share of Common Stock has one vote.

If a shareholder abstains from voting as to any matter, or if a broker returns a "non-vote" proxy as to any matter (indicating a lack of authority to vote on such matter), then the shares held by such shareholder or broker will be deemed present at the meeting for purposes of determining a quorum but will not be counted for purposes of calculating the vote with respect to such matter. Notwithstanding the foregoing, because shareholder approval under California law requires the affirmative vote of at least a majority of that number of shares needed to constitute a quorum, in certain instances an abstention or broker non-vote can have the same effect as a negative vote.

SOLICITATION

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional soliciting materials sent to shareholders. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or facsimile. Except as described above, the Company does not currently intend to solicit proxies other than by mail.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

Shareholder proposals intended to be considered at the 1998 Annual Meeting of Shareholders must be received by the Company no later than March 1, 1998. Such proposals may be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission ("SEC").

                        PROPOSAL NO. 1 - ELECTION OF DIRECTORS

NOMINEES

The Company's Bylaws provide that the Board of Directors shall be comprised of between four (4) and seven (7) persons, with the exact number to be fixed by the Board of Directors or shareholders. The currently authorized number of directors is six (6). A board of six (6) directors is to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the six (6) nominees named below, all of whom are currently directors of the Company.

The Company is not aware of any nominee who will be unable or will decline to serve as a director. In the event that any such nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. The six (6) candidates receiving the highest number of affirmative votes of the shares voting at the Annual Meeting will be elected directors of the Company. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until such time as his successor has been duly elected and qualified.

The names of the Company's nominees for director and certain information about them are set forth below.

Name of Nominee              Age          Principal Occupation                                          Director  Since
---------------              ---          --------------------                                          ---------------
A. George Battle(1)(2)       53           Senior Fellow, Aspen Institute and Retired Managing           1996
                                          Partner of Market Development, Andersen Consulting

John F. Casey                54           President and Chief Executive Officer of Rogers, Casey        1996
                                          & Associates, Inc. ("RogersCasey")

M. Blair Hull(1)(2)(3)       54           Managing Principal of Hull Trading Company, L.L.C.            1992

Norman J. Laboe(3)           58           Of Counsel to Mackenzie & Albritton                           1986

Ronald J. Lanstein(1)(2)     63           Vice Chairman of the Board of BARRA                           1986

Andrew Rudd(3)               47           Chairman of the Board and Chief Executive Officer             1986
                                          of BARRA

------------------------
(1) Member of Audit Committee.

(2) Member of Compensation Committee.

(3) Member of Nominating Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE SLATE OF DIRECTORS PROPOSED BY THE BOARD OF DIRECTORS.

BUSINESS EXPERIENCE OF THE DIRECTORS

A. GEORGE BATTLE became a director of the Company in May 1996. Mr. Battle joined the Company's Audit Committee and Compensation Committee in July 1996. Mr. Battle served from 1968 until his retirement in June 1995 in various roles of increasing responsibility with Andersen Consulting. At the time of his retirement from Andersen Consulting, Mr. Battle was Managing Partner of Market Development. He was also a member of Andersen Consulting's Executive Committee, Global Management Council and Partner Income Committee. Prior to his position as Managing Partner of Market Development, he served as Managing Partner of North American Planning and Operations. Mr. Battle holds a B.A. in Economics with highest distinction from Dartmouth College and an M.B.A. from the Stanford Business School where he held McCarthy and

University Fellowships. He is currently a Senior Fellow at the Aspen Institute and a member of the boards of directors of PeopleSoft, Inc. and Fair Isaac Company.

JOHN F. CASEY became a director of the Company following its acquisition of RogersCasey in July 1996. Mr. Casey has been associated with RogersCasey, an investment consulting and special assets advisory firm, since its inception in 1976. Mr. Casey has also served as President and Chief Executive Officer of RogersCasey since 1989. Prior to founding RogersCasey, he worked at Dreher Rogers & Associates, was founder of investment manager research at Paine, Webber, Jackson & Curtis and served as Director and manager of research at Callan Associates. Mr. Casey holds a B.A. from Milton College.

M. BLAIR HULL has been a member of the Board of Directors of the Company since July 1992. Mr. Hull also joined the Company's Audit Committee and Compensation Committee in July 1992, and its Nominating Committee in April 1993. Mr. Hull is the founder and Managing Principal of Hull Trading Company, L.L.C. Mr. Hull is a member of the Illinois Institute of Technology's Financial Markets and Trading Board of Advisors and is a member of the Advisory Committee of the Financial Markets Research Center at Vanderbilt University. Mr. Hull became a market maker and member of the Pacific Stock Exchange in 1977 and has been a member of the CBOE since 1980. Mr. Hull also serves on the Board of Directors of P.C. Quote, Inc., Options Clearing Corporation and the Cincinnati Stock Exchange.
Mr. Hull holds an M.B.A. from Santa Clara University.

NORMAN J. LABOE has served as a Director of the Company since September 1986 and as a member of the Company's Nominating Committee since April 1993. He also served on the Company's Audit Committee from February 1992 to July 1996. Since April 1994, Mr. Laboe has been of counsel to the law firm of Mackenzie & Albritton, where he specializes in corporate, securities and intellectual property matters. From 1971 to April 1994, Mr. Laboe was a partner in the law firm of Graham & James in San Francisco, California. Mr. Laboe graduated from the University of Minnesota with degrees in business administration and law.

RONALD J. LANSTEIN has been associated with the Company and its predecessors since 1978. Mr. Lanstein became Vice Chairman of the Company's Board of Directors on November 16, 1993. Prior to that and until his retirement in December 1993, Mr. Lanstein served as the Chief Financial Officer and a Vice President of the Company. Mr. Lanstein has also served as a member of the Company's Board of Directors since 1986, as a member of the Company's Audit Committee since February 1992 and as a member of the Company's Compensation Committee since January 1994. Mr. Lanstein holds an M.A. in Economics from the University of California, Berkeley.

ANDREW RUDD has been associated with the Company and its predecessors since 1975. Dr. Rudd has served as the Chief Executive Officer of the Company and its predecessors since 1984, as a member of the Board of Directors of the Company since 1986 and as its Chairman since 1992. Dr. Rudd served on the Company's Compensation Committee from July 1992 to January 1994 and on its Nominating Committee since April 1993. Dr. Rudd also served as President of the Company and its predecessors from 1984 to 1992. Between 1977 and 1982, Dr. Rudd was a professor of finance and operations research at Cornell University in Ithaca, New York. He holds a Ph.D. in Operations Research from the University of California, Berkeley.

There are no family relationships among any of the directors or executive officers of the Company. The members of the Board of Directors who are not employees of the Company are reimbursed for expenses incurred in traveling to meetings and receive $2,000 for each scheduled quarterly meeting and $500 for each special meeting of the Board of Directors and its committees as compensation for their services as directors.

BOARD MEETINGS AND COMMITTEES

The Board of Directors of the Company held seven (7) meetings during the fiscal year ended March 31, 1997. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee. During the fiscal year ended March 31, 1997, each director attended or participated in 75% or more of the aggregate of (i) all meetings of the Board of Directors held during the period in which such director served and (ii) all meetings of committees of the Board on which such director served.

The Audit Committee of the Board of Directors currently consists of Messrs. Battle, Hull and Lanstein. The Audit Committee recommends the engagement of independent auditors, consults with the independent auditors regarding the scope of annual audits and reviews the Company's system of internal accounting controls. The Audit Committee met one (1) time during the fiscal year ended March 31, 1997.

The Compensation Committee of the Board of Directors currently consists of Messrs. Battle, Hull and Lanstein. The Compensation Committee ratifies the compensation paid by the Company to its executive officers, administers and grants options to purchase the Company's Common Stock ("Options") pursuant to the BARRA Stock Option Plan (the "Option Plan") and administers the BARRA 1996 Employee Stock Purchase Plan (the "ESPP") and the Rogers, Casey & Associates, Inc. 1992 Stock Option Plan (the "RCA Plan"). The Compensation Committee met four (4) times during the fiscal year ended March 31, 1997.

The Board of Directors has established a Nominating Committee to review and recommend candidates for election to the Board of Directors. The Nominating Committee consists of Messrs. Hull, Laboe and Rudd, but is not currently an active committee and did not meet during the fiscal year ended March 31, 1997.

               PRINCIPAL SHAREHOLDERS AND SHARE OWNERSHIP BY MANAGEMENT


The following table sets forth certain information known to the Company relating to the beneficial ownership of the Company's Common Stock by (i) each person who is known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each executive officer named in the tables set forth under "Executive Compensation," (iii) each director, and (iv) all executive officers and directors as a group, as of June 2, 1997:


                                                                   Number of
Name                         Address                            Shares Owned(1)          Percent(2)
----                         -------                            ---------------          ----------

Andrew Rudd(3)               c/o BARRA, Inc.                      1,899,800               22.35%
                             2100 Milvia Street
                             Berkeley, California 94704

Edward D. Baker(4)           395 Hampton Road                       705,300                8.35%
                             Piedmont, California 94611

Fidelity Management &        82 Devonshire Street                   535,200                6.34%
  Research Company and       Boston, MA 02109
  Fidelity Management
  Trust Company(5)

Ronald J. Lanstein(6)        N/A                                    380,500                4.51%

C.E. Beckers(7)              N/A                                    341,600                4.03%

Kamal Duggirala(8)           N/A                                    329,600                3.89%

John F. Casey(9)             N/A                                    251,322                2.98%

Ronald N. Kahn(10)           N/A                                     68,920                    *

James D. Kirsner(11)         N/A                                     64,360                    *

Robert L. Honeycutt(12)      N/A                                     35,220                    *

A. George Battle(13)         N/A                                     16,500                    *

M. Blair Hull                N/A                                     10,000                    *

Norman J. Laboe              N/A                                      5,000                    *

All executive officers and   N/A                                  3,692,581               42.15%
 directors as a group
(14 persons)(14)


--------------------------
*    Less than 1.0%.

(1) Except as indicated in the chart and its related footnotes and pursuant to applicable community property laws, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

(2) Percentage of shares of Common Stock beneficially owned is based on a total of 8,442,905 shares of Common Stock outstanding as of June 2, 1997 plus securities deemed outstanding pursuant to the Option Plan that are currently exercisable or that will become exercisable within 60 days of June 2, 1997 for the percentage computed for each person or group listed in the table. There are no options to purchase Common Stock pursuant to the ESPP or the RCA Plan that are held by any person or group listed in the table and that will become exercisable within 60 days of June 2, 1997.

(3) Of the 1,899,800 shares of Common Stock beneficially owned by Dr. Rudd, 1,753,800 shares are held of record by Dr. Rudd, 8,500 shares are held by Dr. Rudd and his wife in joint tenancy with right of survivorship, 57,000 shares are issuable pursuant to the exercise of Options granted pursuant to the Option Plan that are currently exercisable or that will become exercisable within 60 days after June 2, 1997, 48,200 shares are held in the Cann 1997 Trust, dated January 10, 1997, which was formed for the benefit of Dr. Rudd's four children with Dr. Rudd's brother and brother-in-law as trustees, and 32,300 shares are held in trust under the California Uniform Transfers to Minors Act for Dr. Rudd's four children. Dr. Rudd has disclaimed beneficial ownership of the 80,500 shares held in trust for his children.

(4) Includes 8,000 shares issuable pursuant to the exercise of Options granted to Mr. Baker pursuant to the Option Plan that are currently exercisable or that will become exercisable within 60 days after June 2, 1997.

(5) Includes an aggregate of 368,100 shares of Common Stock beneficially owned by Fidelity Management & Research Company ("Fidelity Research"), a wholly-owned subsidiary of FMR Corp. ("FMR"). Fidelity Research holds 346,700 shares as a result of serving as an investment advisor to various registered investment companies and funds (the "Fidelity Funds") and 21,400 shares as sub-advisor to Fidelity American Special Situations Trust ("FASST"). Another 167,100 shares are beneficially owned by Fidelity Management Trust Company ("Fidelity Trust"), also a wholly-owned subsidiary of FMR, as a result of serving as investment manager of certain institutional accounts. FMR Corp. (through its control of Fidelity Research and Fidelity Trust) has the sole power to dispose of (but not to vote or direct the voting of) the 346,700 shares held by the Fidelity Funds and the sole power to vote and dispose of the 21,400 shares held by FASST and the 167,100 shares in institutional accounts managed by Fidelity Trust.

(6) All of the shares of Common Stock attributed to Mr. Lanstein are held of record by him with his wife in joint tenancy with right of survivorship.

(7) Of the 341,600 shares of Common Stock beneficially owned by Dr. Beckers, 305,000 are held of record by Dr. Beckers and his wife in joint tenancy with right of survivorship and 36,600 shares are issuable pursuant to the exercise of Options granted to Dr. Beckers pursuant to the Option Plan that are currently exercisable or that will become exercisable within 60 days after June 2, 1997.

(8) Of the 329,600 shares of Common Stock beneficially owned by Mr. Duggirala, 70,000 shares are held of record by Mr. Duggirala, 235,000 shares are held by Mr. Duggirala and his wife in joint tenancy with right of survivorship, and 24,600 shares are issuable pursuant to the exercise of Options granted pursuant to the Option Plan that are currently exercisable or that will become exercisable within 60 days after June 2, 1997.

(9) Of the 251,322 shares of Common Stock held of record and beneficially owned by Mr. Casey, 50,000 shares have been pledged by Mr. Casey as security (the "Pledge") for a loan made to him by Royal Bank of Canada ("RBC"). The Pledge is part of an arrangement between Mr. Casey and RBC, which provides him with liquidity without giving up title or the voting rights to the 50,000 shares. The 50,000 shares are subject to a Cashless European Style Collar Option, which expires on January 15,1999 and which involved the purchase by Mr. Casey of a protective put option on the 50,000 shares with a strike price of $26.7351 per share and the sale by him of a call option on the 50,000 shares with a strike price of $32.25144 per share, which fully offset the premium due on the put option.

(10) Of the 68,920 shares of Common Stock beneficially owned by Dr. Kahn, 20,000 shares are held of record by Dr. Kahn, 48,720 shares are issuable pursuant to the exercise of Options granted to Dr. Kahn pursuant to the Option Plan that are currently exercisable or that will become exercisable within 60 days after June 2, 1997, and 200 shares are held in trust under the California Uniform Transfers to Minors Act for Dr. Kahn's two children. Dr. Kahn has disclaimed beneficial ownership of the shares held in trust for his children.

(11) Of the 64,360 shares of Common Stock beneficially owned by Mr. Kirsner, 30,000 shares are held by The Kirsner Family Trust, UTA, dated May 24, 1993, with Mr. Kirsner and his wife as trustees, and 34,360 shares are issuable pursuant to the exercise of Options granted to Mr. Kirsner pursuant to the Option Plan that are currently exercisable or that will become exercisable within 60 days after June 2, 1997.

(12) All of the 35,220 shares of Common Stock held by Mr. Honeycutt are issuable pursuant to the exercise of Options granted to Mr. Honeycutt pursuant to the Option Plan that are currently exercisable or that will become exercisable within 60 days after June 2, 1997.

(13) Of the 16,500 shares of Common Stock beneficially owned by Mr. Battle, 16,000 are held of record by Mr. Battle and 500 shares are held in the Daniel KW Battle Trust, which was formed in 1996 for the benefit of
         Mr. Battle's son with Mr. Battle as trustee.   Mr. Battle has
         disclaimed beneficial ownership of the shares held in trust for his son.

(14) Includes 316,660 shares issuable pursuant to the exercise of Options granted pursuant to the Option Plan that are currently exercisable or that will become exercisable within 60 days after June 2, 1997.

                   COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES
                                 EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent beneficial owners are required by SEC regulation to furnish the Company with copies of all reports they file under Section 16(a).

To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with during the fiscal year ended March 31, 1997, except that:
(a) one (1) Initial Statement of Beneficial Ownership on Form 3 was filed late reporting the ownership of 251,322 shares of Common Stock of the Company beneficially owned by John F. Casey, when he became a director of the Company; and (b) one (1) Statement of Change in Beneficial Ownership on Form 4 was filed late reporting the Pledge of 50,000 shares of Common Stock of the Company on February 13, 1997 by John F. Casey, President and Chief Executive Officer of RogersCasey and a director of the Company.

                                EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and each of the five (5) other most highly compensated executive officers (collectively, the "Named Officers") of the Company (determined as of the end of the last fiscal year), during the fiscal years ended March 31, 1995, 1996 and 1997:


                                                         SUMMARY COMPENSATION TABLE

                                                                                                            LONG TERM
                                                            ANNUAL COMPENSATION(1)                         COMPENSATION
                                                 --------------------------------------------              ------------
                                                                                  OTHER  -                   SHARES
   NAME AND                                                                       ANNUAL                    UNDERLYING
PRINCIPAL POSITION                YEAR           SALARY($)      BONUS($)       COMPENSATION($)             OPTIONS(#)(2)
------------------                ----           ---------      --------       ---------------             -------------

Andrew Rudd                       1997           225,000        525,000             N/A
  Chairman and Chief              1996           225,000        375,000             N/A                       15,000
  Executive Officer               1995           225,000        250,000             N/A                       85,000

C.E. Beckers(3)                   1997           188,234        375,000             N/A
  President of BARRA              1996           185,920        275,000             N/A                       10,000
  International, Ltd.             1995           166,250        200,000             N/A                       27,000

Kamal Duggirala                   1997           175,000        375,000             N/A
  President                       1996           168,750        250,000             N/A                       35,000
                                  1995           144,167        150,000             N/A                       12,000

James D. Kirsner                  1997           152,500        232,500             N/A
  Chief Financial Officer         1996           148,125        150,000             N/A                        5,900
                                  1995           132,500        83,500              N/A                       35,000

Robert L. Honeycutt               1997           155,000        220,000             N/A                       15,000
  Chief Operating Officer         1996           151,250        150,000             N/A                        5,900
                                  1995           136,250        80,000              N/A                       12,800

Ronald N. Kahn                    1997           175,000        200,000             N/A                       15,000
  Vice President and              1996           166,250        120,000             N/A                        4,700
  Director of Research            1995           136,250        80,000              N/A                       10,100


----------------
(1) Includes amounts deferred under the Company's 401(k) Plan.

(2) All "Options" granted to date under the Option Plan are non-statutory options.

(3) A portion of Dr. Beckers' cash compensation is not paid in U.S. Dollars. For this Compensation Table, that portion of Dr. Beckers' cash compensation has been converted into U.S. Dollars at applicable month-end exchange rates.

STOCK OPTION GRANT

The table set forth below contains information concerning grants of Options to the Named Officers during the fiscal year ended March 31, 1997:


                                                      OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                Potential Realizable
                                                                                                 Value at Assumed
                                                                                              Annual Rates of Stock
                                                                                              Price Appreciation for
                                                 Individual Grants                               Option Term(1)
                              ---------------------------------------------------------       -----------------------
                             Number of           % of Total
                              Shares              Options
                             Underlying           Granted to    Exercise
                            Options            Employees in    Price(3)      Expiration
Name                       Granted(#)(2)        Fiscal Year   ($/Share)         Date            5%($)         10%($)
----                       -------------       -----------    ---------      ----------       --------       --------

Andrew Rudd                   --                    --           --             --               --             --
C.E. Beckers                  --                    --           --             --               --             --
Kamal Duggirala               --                    --           --             --               --             --
James D. Kirsner              --                    --           --             --               --             --
Robert L. Honeycutt(4)      15,000                 4.34         26.75         02/01/07        252,431        639,761
Ronald N. Kahn(4)           15,000                 4.34         26.75         02/01/07        252,431        639,761


--------------------------------
(1) Gains are reported net of the Option exercise price but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation of 5% and 10% only. Actual gains, if any, on Option exercises are dependent on future performance of the Common Stock, as well as the optionee's continued employment through the vesting period.

(2) The Options each become exercisable in five equal annual installments beginning on the first anniversary of the date of the grant. All Options expire ten years and a day from the date of grant.

(3) The exercise price of each Option is based upon the midpoint between the bid and ask prices of the Company's Common Stock as quoted on The Nasdaq National Market System ("NASDAQ") on the date of the grant, or if NASDAQ is closed on the date of grant, the next day that NASDAQ is open, or if no such prices are quoted on NASDAQ on the date of grant, on the last preceding date on which such prices were quoted on NASDAQ ("FMV"). All Options granted to Named Officers were granted with an exercise price of 100% of FMV.

(4) During the fiscal year ended March 31, 1997, Messrs. Honeycutt and Kahn were only granted Options on January 31, 1997.

OPTION EXERCISES AND YEAR-END HOLDINGS

The following table provides information with respect to the Named Officers concerning the exercise of Options during the last fiscal year and unexercised Options held as of March 31, 1997 (the end of the Company's last fiscal year):


                                               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                                      AND FISCAL YEAR END OPTION VALUES

                                                                Number of Securities              Value of Unexercised
                                                                Underlying Unexercised              In-the-Money
                                                                Options at Fiscal                 Options at Fiscal
                                                                   Year End(#)                       Year End($)(1)
                                                             ----------------------------     ----------------------------
                               Shares
                             Acquired on           Value
Name                          Exercise(#)        Realized($)    Exercisable    Unexercisable  Exercisable    Unexercisable
----                         ------------        -----------    -----------    -------------  -----------    -------------

Andrew Rudd                            --                 --         37,000            63,000     740,363        1,227,450
C.E. Beckers                           --                 --         25,100            32,400     481,450          620,800
Kamal Duggirala                        --                 --         18,100            39,400     303,700          584,800
James D. Kirsner                       --                 --         30,180            35,720     597,287          697,475
Robert L. Honeycutt                 8,500            203,250         28,980            41,520     548,724          500,804
Ronald N. Kahn                      2,000             48,000         45,580            33,220     825,686          348,097


--------------------------
(1) Based on the closing price of a share of Common Stock of $27.00 as reported on NASDAQ on such date less the exercise price.

COMPENSATION COMMITTEE INTERLOCKS, INSIDER PARTICIPATION AND OTHER TRANSACTIONS

During the fiscal year ended March 31, 1997, the Compensation Committee of the Board of Directors was comprised of Messrs. Battle, Hull and Lanstein, who are each members of the Company's Board of Directors and who are not current executive officers of the Company.

During the fiscal year ended March 31, 1997, actions concerning executive compensation were deliberated and taken by the entire Board of Directors of the Company, as well as by the Compensation Committee. Of the Company's executive officers during the fiscal year ended March 31, 1997, Dr. Rudd and Mr. Casey participated, as members of the Board of Directors, in deliberations by the Board of Directors concerning certain executive compensation for the fiscal year ended March 31, 1997.

On April 15, 1994, Norman J. Laboe, a director of the Company, became of counsel to the law firm of Mackenzie & Albritton, which received an aggregate of $148,633 in fees and expenses from the Company during the fiscal year ended March 31, 1997 and which has also been retained by the Company during the current fiscal year. Prior to that Mr. Laboe was a partner of Graham & James, which was and is currently retained by the Company.

M. Blair Hull, a director of the Company, is the Managing Principal of Hull Trading Company LLC ("Hull Trading"). During the fiscal year ended March 31, 1997, BARRA and its affiliates received an aggregate of approximately $75,000 in revenue from certain proprietary software and related data licensed to Hull Trading.

In addition, on January 31, 1997, Messrs. Laboe and Hull (along with A. George Battle and Ronald J. Lanstein, the other members of the Board of Directors who are not employees of the Company or its subsidiaries) were each granted Options to purchase 5,000 shares of Common Stock at an exercise price of $26.75 (100% of FMV). The Options each become exercisable in five equal annual installments beginning on the first anniversary date of the grant. All Options expire ten years and a day from the date of grant.

On July 24, 1996, BARRA consummated a definitive Agreement of Merger and Plan of Reorganization (the "RCA Merger Agreement") with RogersCasey. Pursuant to the RCA Merger Agreement, BARRA issued 481,364 shares of its Common Stock and options for the purchase of 30,257 shares of its Common Stock pursuant to the RCA Plan in return for all of the issued and outstanding capital stock of RogersCasey. On July 25, 1996, BARRA increased the size of its Board of Directors from five (5) to six (6) and elected John F. Casey to fill the newly created position, pursuant to an understanding between BARRA and RogersCasey. RogersCasey pays approximately $4,000 per year in premiums on a life insurance policy for Mr. Casey. The death benefit on that policy is $1,000,000 and is payable to Mr. Casey's wife.

During the fiscal year ended March 31, 1997, BARRA and its affiliates received an aggregate of approximately $750,000 in revenue from certain proprietary software and related data licensed to and certain consulting services provided to Fidelity Research, and its affiliate Fidelity Investment Services, Ltd.

                       REPORT OF THE COMPENSATION COMMITTEE AND
                 OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors (the "Compensation Committee") is currently comprised of three (3) members of the Board of Directors and is responsible for evaluating the Company's executive compensation philosophies and monitoring and approving base salary and incentive compensation programs for executive management, including Option Plan awards and payouts under the Company's annual cash bonus plan. In general, a committee of the Company's senior management (the "Management Committee") provides recommendations to the Compensation Committee regarding: (a) the aggregate amount to be awarded under the Company's annual bonus program; (b) the base salaries and bonuses for all executive officers other than the Chief Executive Officer; and (c) Option Plan awards for all employees. These recommendations are based upon the compensation philosophies articulated below, which have been adopted by the Compensation Committee. For the fiscal year ended March 31, 1997, the Management Committee was comprised of the Company's Chief Executive Officer, President, Chief Operating Officer and Chief Financial Officer and the President of BARRA International, Ltd., the Company's wholly-owned subsidiary.

All determinations regarding the base salary and bonus of the Company's Chief Executive Officer are made by the Compensation Committee and approved by the Board of Directors. The overall amount to be awarded under BARRA's annual bonus program is also ratified by the Company's Board of Directors.

The Company's compensation philosophy continues to recognize that there is a strong link between executive compensation, the value received by shareholders and the need to maintain a compensation program which will enable the Company to attract, retain, incent and reward executive officers who are likely to contribute to the long term success of BARRA. That philosophy involves the following three forms of compensation:

1. BASE SALARIES. The base salaries of all of BARRA's executive officers, including its Chief Executive Officer, are established on the basis of the qualifications and experience of the individual executive. Historically, the base salaries of BARRA executives have been kept below the levels of salaries for comparable positions with other entities with the annual bonus program providing the necessary equalizing factor. Most executive salaries have not been adjusted during the past fiscal year and the executive base salaries remain below market levels. Base salaries are reviewed annually and adjustments, if any, are effective in July.

2. MANAGEMENT BONUS PROGRAM. The Company's annual bonus plan has historically provided substantial rewards for individual executive officers and, along with such executives' base salary, has been designed so that each individual officer's overall compensation is competitive and commensurate with individual qualitative performance and the value returned to the Company and its shareholders as a result of such performance. In general, short-term cash incentives are based on the Company's performance targets, business unit or departmental performance and individual performance. The awards made for the fiscal year ended March 31, 1997 to the Company's executive officers reflect that: (a) the Company's consolidated after tax net income for fiscal 1997 increased 97% over the net income of the previous year; (b) the after tax return on beginning shareholders' equity for fiscal 1997 was 39% and (c) the price of the Company's Common Stock increased from $18.875 per share at March 31, 1996 to $27.000 per share at March 31, 1997, an increase of 43%.

3. STOCK OPTION AWARDS. Long-term incentives in the form of Option Plan awards recognize on-going contributions by the Company's senior and middle management to augmenting BARRA's value. Accordingly, these awards are primarily based upon executive position within the Company and relative base salary, but also depend upon sustained levels of performance over time.

                                  BOARD OF DIRECTORS
A. George Battle*       John F. Casey                 M. Blair Hull*
Norman J. Laboe         Ronald J. Lanstein*           Andrew Rudd
------------------------
*   Member of the Compensation Committee

                                  PERFORMANCE GRAPH

Set forth below is a graph indicating cumulative monthly return* (determined at the end of each month) for the period commencing October 1, 1991 (the date of the Company's initial public offering) and ending March 31, 1997 on $100 invested alternatively in the Company's Common Stock, the Frank Russell 2000 Index and the Nasdaq Computer & Data Processing Index on October 1, 1991.



                                PERFORMANCE COMPARISON
                 BARRA VS. NASDAQ COMPUTER & DATA PROCESSING SERVICES
                              AND VS. FRANK RUSSELL 2000
                           OCTOBER 1991 THROUGH MARCH 1997

                                       [GRAPH]

-----------------
*Total return assumes reinvestment of dividends.

               PROPOSAL NO. 2 - AMENDMENT TO THE STOCK OPTION PLAN TO AUTHORIZE THE ISSUANCE OF AN ADDITIONAL 700,000 SHARES THEREUNDER

At the Annual Meeting, the shareholders will be asked to approve an amendment to the Option Plan to increase the number of shares of Common Stock reserved for issuance by 700,000 shares, to a total of 2,900,000 shares (including shares previously issued upon the exercise of Options granted under the Option Plan). Management believes that the availability of additional Options is necessary to enable the Company to continue to provide its employees with equity ownership as an incentive to contribute to the Company's success. The Board has approved this increase, subject to shareholder approval.

SUMMARY OF OPTION PLAN

The Option Plan currently provides for the issuance of 2,200,000 shares of Common Stock upon the exercise of Options granted thereunder. As of June 2, 1997, Options for 1,682,040 shares were outstanding at a weighted average exercise price of $11.85 per share, and Options for 190,560 shares had been exercised. The closing price of the Company's Common Stock reported on The Nasdaq National Market System on June 2, 1997 was $29.75 per share. Set forth below is a summary of the principal features of the Option Plan, as proposed to be amended.

PURPOSE

The purpose of the Option Plan is to advance the interests of the Company and its shareholders by giving employees, non-employee directors and consultants a proprietary interest in the success of the Company, thus providing them with an additional incentive to contribute toward the Company's success.

ADMINISTRATION

The Option Plan may be administered by the Board, or by a committee appointed by the Board and consisting of at least two members of the Board (the "Plan Committee"). The Option Plan is currently being administered by the Compensation Committee of the Board. The interpretation and construction of any provision of the Option Plan by the Board or Plan Committee is deemed to be final and conclusive.

ELIGIBILITY

The Option Plan provides that Options may be granted to employees (including officers and employee directors), non-employee directors and consultants of or to the Company and its subsidiaries. The Board or Plan Committee selects the participants and determines the number of shares to be subject to each Option. At June 2, 1997, Options were held by approximately 151 of the Company's approximately 515 employees. At June 2, 1997, Options were held by all non-employee directors of the Company. The Company receives no consideration from optionees at the time grants are made under the Option Plan.

The Option Plan does not provide for a maximum or minimum number of shares of Common Stock which may be granted under the Option Plan to any one employee or other eligible participant; provided, however, that the value of the shares subject to all incentive stock options ("ISOs") held by an optionee that become exercisable for the first time during any calendar year cannot exceed $100,000 (determined as of the date of grant).

TERMS OF OPTIONS

Each Option is evidenced by a stock option agreement between the Company and the person to whom such Option is granted, which sets forth the terms and conditions of the Option. The following terms and conditions generally apply to all Options, unless the relevant stock option agreement provides otherwise:

EXERCISE OF OPTIONS. The Board or Plan Committee determines when Options granted under the Option Plan may be exercisable. To exercise an Option, an optionee must give written notice of exercise to the Company specifying the number of full shares of Common Stock to be purchased (which may not be less than ten (10) shares) and must tender payment to the Company of the purchase price. The purchase price of shares purchased upon exercise of an Option may be paid by any of the following means, or by any combination thereof: (i) cash;
(ii) check; or (iii) such other lawful means as the Board or Plan Committee may approve at the time the Option is granted, including a promissory note or shares of the Company's Common Stock.


EXERCISE PRICE. The exercise price of Options granted under the Option Plan is determined by the Board or Plan Committee and must not be less than (i) the fair market value of the Common Stock on the date the Option is granted in the case of ISOs or (ii) 85% percent of such fair market value in the case of non-statutory stock options ("NSOs"). Where the participant owns stock representing more than ten percent (10%) of the total combined voting power of the Company's outstanding capital stock, the exercise price for a Option must not be less than 110% of such fair market value.

TERMINATION OF EMPLOYMENT. If an optionee's employment or other service with the Company or its subsidiary terminates for any reason other than permanent and total disability or death, Options under the Option Plan may be exercised not later than ninety (90) days (or such other period of time as is determined by the Board or Plan Committee) after such termination, but may be exercised only to the extent the Options were exercisable on the date of termination, subject to the condition that no Option may be exercised after expiration of its term.

DISABILITY. If an optionee should become permanently and totally disabled while employed by or engaged in other service for the Company or its subsidiary, or within ninety (90) days after termination of employment or other service, and such employment or other service was not interrupted from the date of the Option grant through the date of disability or termination, Options may be exercised at any time within one (1) year following the date of disability, but only to the extent the Options were exercisable on the date of termination or disability, whichever occurs first, subject to the condition that no Option may be exercised after expiration of its term.

DEATH. If an optionee should die while employed by or engaged in other service to the Company or its subsidiary, or within ninety (90) days after termination of employment or other service, and such employment or other service was not interrupted from the date of the Option grant through the date of death or termination, Options may be exercised at any time within one (1) year following the date of death, but only to the extent the Options were exercisable on the date of termination or death, whichever occurs first, subject to the condition that no Option may be exercised after expiration of its term.

TERMINATION OF OPTIONS. Unless the Board or Plan Committee determines otherwise, each NSO granted under the Option Plan expires ten (10) years and one
(1) day after the date of grant, and each ISO expires ten (10) years after the date of grant. Notwithstanding the foregoing, in the case of any participant who owns stock possessing more than ten percent (10%) of the total combined voting power of the Company's outstanding capital stock, the term of any Option granted to such participant shall not exceed five (5) years.

NONTRANSFERABILITY OF OPTIONS. An Option is not transferable by the optionee other than by will or the laws of descent and distribution or, in the case of a NSO, pursuant to a qualified domestic relations order within the meaning of Section_414(p) of the Code and is exercisable during his or her lifetime only by him or her, or in the event of his or her death, by a person who acquires the right to exercise the Option by bequest or inheritance or by reason of the death of the optionee.

OTHER PROVISIONS. The option agreement may contain such other terms, provisions and conditions not inconsistent with the Option Plan as may be determined by the Board or Plan Committee.

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

In the event of any change in the Company's capital structure (whether by reason of any recapitalization, stock dividend, stock split, combination of shares or other similar change in corporate structure), appropriate adjustments shall be made in the number of shares subject to each Option and the per share exercise price therefor. Unless otherwise determined by the Board, upon the dissolution or liquidation of the Company or upon any merger or consolidation in which the Company is not the surviving entity, the Options granted under the Option Plan shall terminate, but each optionee shall be given at least ten (10) days' notice of such event, and the exercisability of each outstanding Option shall be accelerated so that the optionee may, within such period, exercise up to the entire unexercised portion of the Option.

AMENDMENT AND TERMINATION OF THE OPTION PLAN

The Board of Directors may amend the Option Plan at any time or from time to time or may terminate it without the approval of the shareholders; provided, however, that shareholder approval is required for any amendment that increases the maximum number of shares for which Options may be granted, changes the standards of eligibility, or materially increases the benefits which may accrue to participants under the Option Plan. However, no such action by the Board of Directors or shareholders may alter or impair any Option previously granted under the Option Plan without the consent of the optionee. In any event the Option Plan shall terminate on July 29, 2001.

FEDERAL INCOME TAX INFORMATION

THE FOLLOWING INFORMATION IS A GENERAL SUMMARY AS OF THE DATE OF THIS PROXY STATEMENT OF THE FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY AND OPTIONEES OF PARTICIPATION IN THE OPTION PLAN. THE FEDERAL TAX LAWS MAY CHANGE AND THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES FOR EACH OPTIONEE WILL DEPEND UPON HIS OR HER INDIVIDUAL CIRCUMSTANCES.

INCENTIVE STOCK OPTIONS.

When an Option granted under the Option Plan qualifies as an ISO, the optionee does not recognize income for federal income tax purposes upon the grant or exercise of the ISO (unless the alternative minimum tax applies as discussed below). Upon a sale of the shares (assuming that the sale occurs no sooner than two years after the grant of the Option and one year after the receipt of the shares by the optionee), any gain or loss will be treated as long-term capital gain or loss for federal income tax purposes.

In order for an Option to qualify as an ISO, it must be exercised while the optionee is an employee of the Company or of a parent or subsidiary of the Company, or within ninety (90) days after the optionee ceases to be an employee for any reason other than death, in which case there is no statutory limitation, or permanent and total disability, in which case the exercise may occur within one year after termination of employment.

The favorable federal income tax consequences described above will not apply to the extent the optionee disposes of the shares acquired within one year of the date of exercise or within two years of the date of grant of the Option (hereinafter a "disqualifying disposition"). A disqualifying disposition does not include the disposition of shares acquired upon exercise of an Option after the employee's death and, under certain circumstances, the disposition of shares (acquired by exercising an ISO) by an insolvent individual to a trustee, receiver or other similar fiduciary in an insolvency proceeding.

In the event of a disqualifying disposition, the optionee generally will recognize ordinary income in the year of disposition equal to the amount by which the fair market value of the stock at the date of exercise exceeds the Option exercise price. Any additional gain will be long-term or short-term gain, depending on how long the optionee has held the stock. The income recognized on a disqualifying disposition will be added to the optionee's tax basis for determining gain or loss with respect to a subsequent sale of his or her stock.

ALTERNATIVE MINIMUM TAX.

The excess of the stock's fair market value over the Option exercise price of an ISO, which is generally not subject to tax at the time of exercise, is treated as an item of income in determining an individual taxpayer's alternative minimum tax liability. It is advisable for all optionees holding ISOs to attempt to forecast their income tax liabilities before deciding when to exercise ISOs, or even whether to receive stock compensation in the form of ISOs. The alternative minimum tax risk can make ISOs unappealing if the potential spread on exercise of the Option in any particular year will be substantial.

NON-STATUTORY STOCK OPTIONS.

Options granted under the Option Plan that do not qualify as ISOs are considered NSOs and will not qualify for any special tax benefits to the optionee. Because the Company's stock Options are not deemed to have a readily ascertainable value, an optionee will not recognize any taxable income at the time an NSO is granted. However, upon exercise of an NSO, the optionee generally must include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise and the optionee's exercise price. The included amount will be treated as ordinary income by the optionee and will be subject to withholding by the Company for each optionee who is also an employee of the Company. Upon resale of the shares by the optionee, any subsequent appreciation or depreciation in the value of the shares will treated as capital gain or loss.

TAX TREATMENT OF THE COMPANY.

The Company generally will be allowed a tax deduction to the extent and in the year that compensation income is recognized by the optionee upon the exercise of NSOs, provided the Company has withheld income taxes in accordance with the law. The Company receives no deduction in connection with the exercise of an ISO. In the event of a disqualifying disposition of an ISO, however, the Company will be allowed a deduction for the amount of income recognized by the optionee with respect to his or her exercise for the tax year of the Company in which the disqualifying disposition occurs. Notwithstanding the foregoing, as amended in 1993, the Code limits the tax deduction for expenses in connection with remuneration of the Company's Chief Executive Officer and its four other most highly compensated executive officers during any fiscal year to the extent the remuneration of any such person exceeds $1,000,000 for such fiscal year.

EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA")

The Company believes that the Option Plan is not subject to any of the provisions of ERISA.

OPTION PLAN BENEFITS

The following table sets forth, for each of the persons or groups listed, the number of shares of Options granted under the Option Plan during the fiscal year ended March_31, 1997 to: (1) each person identified as a Named Officer; (2) current executive officers, as a group, (3) all current directors who are not executive officers, as a group; (4) each nominee for election as a director; (5) each associate of any of such directors, executive officers or nominees; (6) each other person who received five percent of the Options granted in the fiscal year ended March 31, 1997 under the Option Plan; and (7) all employees, including all current officers who are not executive officers, as a group.

                                                                                                                 Percent of Total
                                                                           Exercise            Number            Options Granted
Name                                   Title                         Price Per Share($)(1)    of Shares(#)(2)   in Fiscal 1997(%)
----                                   -----                         ---------------------    ---------------   -----------------

Andrew Rudd                            Chairman, Chief Executive               --                    0                  0.00
                                       Officer and Director

C.E. Beckers                           President of BARRA                      --                    0                  0.00
                                       International, Ltd.

Kamal Duggirala                        President                               --                    0                  0.00

James D. Kirsner                       Chief Financial Officer                 --                    0                  0.00

Robert L. Honeycutt                    Chief Operating Officer                26.750            15,000                  4.34

Ronald N. Kahn                         Vice President and Director            26.750            15,000                  4.34
                                       of Research

All executive officers as a            N/A                                    26.750            45,000                 13.01
  group (10 persons)

All directors who are not              N/A                                    26.750            20,000                  5.78
  executive officers as a
  group (4 persons)

All employees, including               N/A                                    20.375           155,000                 44.80
  all officers who are not                                                    27.500             8,000                  2.31
  executive officers, as a                                                    26.750           118,000                 34.10
  group (approximately                                                                         -------                 -----
  494 persons)                                                                                 281,000                 81.21



--------------------------------
(1) All Options granted were granted with an exercise price of 100% of FMV.

(2) The Options each become exercisable in five equal annual installments beginning on the first anniversary of the date of the grant. All Options are NSOs and expire ten years and a day from the date of grant.

VOTE REQUIRED

The affirmative vote of the holders of a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting is required for the approval of the amendments to the Option Plan.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE TO APPROVE THE AMENDMENTS TO THE OPTION PLAN.

        PROPOSAL NO. 3 --- RATIFICATION OF BARRA, INC. DIRECTORS OPTION PLAN
             AND AUTHORIZATION OF 100,000 SHARES FOR ISSUANCE THEREUNDER

At the Annual Meeting, the shareholders will be asked to approve the adoption of the BARRA, Inc. Directors Option Plan (the "Directors Plan") and the reservation of 100,000 shares of Common Stock for issuance thereunder. The Directors Plan was adopted by the Board on April 24, 1997 subject to shareholder approval.

SUMMARY OF THE DIRECTORS PLAN

Set forth below is a summary of the principal provisions of the Directors Plan.

PURPOSE

The purpose of the Directors Plan is to give directors of the Company an opportunity to acquire an equity interest in the Company and to further align their interests with the interests of the Company's shareholders. The Company believes that adoption of a specific plan to permit its directors to receive options to purchase Common Stock of the Company is important to the Company's ability to attract and retain well-qualified directors.

ADMINISTRATION

The Directors Plan will be administered by a Committee consisting solely of not less than two "Outside Directors" as defined in the Directors Plan (the "Committee"). The interpretation by the Committee of any of the provisions of the Directors Plan or any option granted under the Directors Plan ("Directors Options") will be final and conclusive.

ELIGIBILITY

The Directors Plan permits the Company to grant NSOs to purchase shares of Common Stock of the Company in accordance with a fixed formula (described below) to non-employee directors of the Company. In addition, the Directors Plan allows discretionary grants of ISOs to employee directors and NSOs to all directors. There are currently four non-employee directors and two employee directors. The Company receives no consideration from optionees at the time Directors Options are granted under the Directors Plan.

TERMS OF OPTIONS

STOCK SUBJECT TO OPTIONS. The stock subject to Directors Options under the Directors Plan consists of shares of the Company's authorized but unissued Common Stock. The aggregate number of shares that may be issued pursuant to the Directors Plan will initially be 100,000 shares, subject to adjustment as provided in the Directors Plan. In the event that any outstanding Directors Option under the Directors Plan expires or terminates for any reason without being exercised in whole or in part, the shares of Common Stock allocable to the unexercised portion of such Directors Option will be available again for the grant of Directors Options under the Directors Plan.

FORMULA FOR OPTION GRANTS. NSO grants will be made automatically to non-employee directors under the Directors Plan in accordance with a nondiscretionary formula. Following the adoption of the Directors Plan by the Board of Directors and subject to shareholder approval, each current eligible director has received NSO grants for 5,000 shares and each person who subsequently becomes a non-employee director and is eligible to participate in the Directors Plan will receive a grant of 10,000 shares upon first becoming a non-employee director (collectively, "Initial Grant"). In addition, on each anniversary of an Initial Grant, if the optionee is still a non-employee member of the Board of Directors, the optionee will receive NSO grants for an additional 2,000 shares (collectively, "Succeeding Grants"). In addition, ISOs may be granted to employee directors and NSOs may be granted to all directors under the Directors Plan at the discretion of the Committee ("Discretionary Grants").

EXERCISE PRICE AND PAYMENT OF EXERCISE PRICE. The exercise price for all NSO and all ISOs will be the fair market value of the Company's Common Stock at the time the Directors Option is granted, except that the price shall be 110% of fair market value for any director who owns stock comprising more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation. Payment for the shares purchased upon exercise of a Directors Option may be made (a) in cash or by check; (b) by surrender of shares of Common Stock of the Company that have been owned and paid for by the optionee for more than six (6) months or were obtained by the optionee in the open public market, having a fair market value equal to the exercise price of the Directors Option;
(c) by waiver of compensation due or accrued to the optionee for services rendered; (d) through a "same day sale" commitment from the optionee and a dealer of the National Association of Securities Dealers ("NASD"); (e) through a "margin" commitment from the optionee and an NASD dealer; or (f) by any combination of the foregoing.

VESTING AND TERM OF OPTION GRANTS. Options granted under the Directors Plan will become exercisable as they vest. NSOs granted pursuant to Initial Grants will vest over a period of five years at a rate of twenty percent (20%) on the anniversary dates of the grant so long as the optionee is continuously a director of the Company. NSOs granted pursuant to Succeeding Grants will be
immediately vested.   ISOs will vest according to a vesting schedule determined
by the Committee; provided
however, that the rate of vesting shall be no longer than twenty percent (20%) per year over five years from the date of grant. Each Directors Option will have a term of ten (10) years from the date of grant, but will terminate earlier if the optionee ceases to be a director.

TERMINATION OF SERVICE. If the optionee's service as a director of the Company is terminated for any reason, including death and disability, Directors Options under the Director Plan, to the extent vested and exercisable on the termination date, may be exercised not later than ninety (90) days (or such other period of time as is determined by the Committee) after termination date. Unless otherwise determined at the discretion of the Board, all Directors Options granted under the Director Plan that are not vested and exercisable on the date of termination, shall automatically terminate.

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

Pursuant to the terms of the Directors Plan, the aggregate number of shares that may be issued pursuant to the Directors Plan and the shares subject to outstanding Directors Options (but not the numbers of shares subject to any future Initial Grants or Succeeding Grants) shall be subject to automatic pro rata adjustment as to the number and price of shares, in the event of changes in the outstanding Common Stock by reason of stock dividends, stock splits, reverse stock splits, reclassifications, recapitalizations, reorganizations and other
relevant changes in capitalization.   In the event of a merger, consolidation,
dissolution or liquidation of the Company, the sale of substantially all of the assets of the Company or any other similar corporate transaction, the vesting of all Directors Options granted pursuant to the Directors Plan will accelerate and the Directors Options will become exercisable in full.

AMENDMENT AND TERMINATION OF THE DIRECTORS PLAN

Generally, the Board may terminate or amend the Directors Plan at any time. However, the Board may not among other matters, without stockholder approval, increase the total number of shares of Common Stock available for issuance under the Directors Plan or change the class of persons eligible to receive Directors Options. In addition, no amendment of the Directors Plan or of any outstanding Directors Option may adversely affect any outstanding Directors Option without the written consent of the optionee.

TERM OF THE DIRECTORS PLAN

Options may be granted pursuant to the Directors Plan from time to time until ten years from the date the Directors Plan was adopted by the Board, which will be April 24, 2007.

FEDERAL INCOME TAX INFORMATION

THE FOLLOWING INFORMATION IS A GENERAL SUMMARY AS OF THE DATE OF THIS PROXY STATEMENT OF THE FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY AND OPTIONEES OF PARTICIPATION IN THE DIRECTORS PLAN. THE FEDERAL TAX LAWS MAY CHANGE AND THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES FOR EACH OPTIONEE WILL DEPEND UPON HIS OR HER INDIVIDUAL CIRCUMSTANCES.

INCENTIVE STOCK OPTIONS.

When an Directors Option granted under the Directors Plan qualifies as an ISO, the optionee does not recognize income for federal income tax purposes upon the grant or exercise of the ISO (unless the alternative minimum tax applies as discussed below). Upon a sale of the shares (assuming that the sale occurs no sooner than two years after the grant of the Directors Option and one year after the receipt of the shares by the optionee), any gain or loss will be treated as long-term capital gain or loss for federal income tax purposes.

In order for a Directors Option to qualify as an ISO, it must be exercised while the optionee is an employee of the Company or of a parent or subsidiary of the Company, or within ninety (90) days after the optionee ceases to be an employee for any reason other than death, in which case there is no statutory limitation, or permanent and total disability, in which case the exercise may occur within one year after termination of employment.

The favorable federal income tax consequences described above will not apply to the extent the optionee disposes of the shares acquired within one year of the date of exercise or within two years of the date of grant of the Directors Option (hereinafter a "disqualifying disposition"). A disqualifying disposition does not include the disposition of shares acquired upon exercise of a Directors Option after the employee's death and, under certain circumstances, the disposition of shares

(acquired by exercising an ISO) by an insolvent individual to a trustee, receiver or other similar fiduciary in an insolvency proceeding.

In the event of a disqualifying disposition, the optionee generally will recognize ordinary income in the year of disposition equal to the amount by which the fair market value of the stock at the date of exercise exceeds the option exercise price. Any additional gain will be long-term or short-term gain, depending on how long the optionee has held the stock. The income recognized on a disqualifying disposition will be added to the optionee's tax basis for determining gain or loss with respect to a subsequent sale of his or her stock.

ALTERNATIVE MINIMUM TAX.

The excess of the stock's fair market value over the option exercise price of an ISO, which is generally not subject to tax at the time of exercise, is treated as an item of income in determining an individual taxpayer's alternative minimum tax liability. It is advisable for all optionees holding ISOs to attempt to forecast their income tax liabilities before deciding when to exercise ISOs, or even whether to receive stock compensation in the form of ISOs. The alternative minimum tax risk can make ISOs unappealing if the potential spread on exercise of the option in any particular year will be substantial.

NON-STATUTORY STOCK OPTIONS.

Options granted under the Option Plan that do not qualify as ISOs are considered NSOs and will not qualify for any special tax benefits to the optionee. Because the Company's Directors Options are not deemed to have a readily ascertainable value, an optionee will not recognize any taxable income at the time an NSO is granted. However, upon exercise of an NSO, the optionee generally must include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise and the optionee's exercise price. The included amount will be treated as ordinary income by the optionee and will be subject to withholding by the Company for each optionee who is also an employee of the Company. Upon resale of the shares by the optionee, any subsequent appreciation or depreciation in the value of the shares will treated as capital gain or loss.

TAX TREATMENT OF THE COMPANY.

The Company generally will be allowed a tax deduction to the extent and in the year that compensation income is recognized by the optionee upon the exercise of NSOs, provided the Company has withheld income taxes in accordance with the law. The Company receives no deduction in connection with the exercise of an ISO. In the event of a disqualifying disposition of an ISO, however, the Company will be allowed a deduction for the amount of income recognized by the optionee with respect to his or her exercise for the tax year of the Company in which the disqualifying disposition occurs. Notwithstanding the foregoing, the Internal Revenue Code of 1986, as amended (the "Code"), limits the tax deduction for expenses in connection with remuneration of the Company's Chief Executive Officer and its four other most highly compensated executive officers during any fiscal year to the extent the remuneration of any such person exceeds $1,000,000 for such fiscal year.

ERISA

The Company believes that the Directors Plan is not subject to any of the provisions of ERISA.

DIRECTORS PLAN BENEFITS

The following table sets forth, for each of the persons or groups listed, the number of shares of Directors Options granted under the Directors Plan ("Directors Options") to: (1) each person identified as a Named Officer;
(2) current executive officers, as a group, (3) all current directors who are not executive officers, as a group; (4) each nominee for election as a director;
(5) each associate of any of such directors, executive officers or nominees;
(6) each other person who received or is to receive five percent of the Directors Options pursuant to the Directors Plan; and (7) all employees, including all current officers who are not executive officers, as a group, as of June 2, 1997.



                                                                                                         Percent of Total
                                                                Exercise              Number             Directors Options
Name                              Title                    Price Per Share($)       of Shares(#)        Granted to Date(%)
----                              -----                    ------------------       ------------        ------------------

Ronald J. Lanstein(1)             Vice Chairman and Non-            $25.00(2)           5,000(3)                25.00
                                  Employee Director

A. George Battle(1)               Non-Employee Director             $25.00(2)           5,000(3)                25.00

M. Blair Hull(1)                  Non-Employee Director             $25.00(2)           5,000(3)                25.00

Norman J. Laboe(1)                Non-Employee Director             $25.00(2)           5,000(3)                25.00

All directors who are not         N/A                               $25.00(2)          20,000(3)               100.00
  executive officers as a
  group (4 persons)(1)

Andrew Rudd                       Chairman, Chief Executive           --                    0                    0.00
                                  Officer and Director

C.E. Beckers                      President of BARRA                  --                    0                    0.00
                                  International, Ltd.

Kamal Duggirala                   President                           --                    0                    0.00

James D. Kirsner                  Chief Financial Officer             --                    0                    0.00

Robert L. Honeycutt               Chief Operating Officer             --                    0                    0.00

Ronald N. Kahn                    Vice President and Director         --                    0                    0.00
                                  of Research

John F. Casey                     President and Chief Executive       --                    0                    0.00
                                  Officer of RogersCasey and
                                  Director

All executive officers as a       N/A                                 --                    0                    0.00
  group (10 persons)

All employees, including          N/A                                 --                    0                    0.00
  all officers who are not
  executive officers, as a
  group (approximately
  505 persons)


--------------------------------

(1) In addition to the Directors Options disclosed above, on January 31, 1997, Messrs. Battle, Hull, Laboe and Lanstein (constituting all of the non-
employee directors of the Company), were each granted Options under the Option Plan to purchase 5,000 shares of Common Stock at an exercise price of $26.75 (100% of FMV). The Options each become exercisable in five equal annual installments beginning on the first anniversary date of the grant. All Options expire ten years and a day from the date of grant.

(2) All Directors Options granted were granted with an exercise price of 100% of FMV.

(3) The Directors Options each become exercisable in five equal annual installments beginning on the first anniversary of the date of the grant. All Directors Options are NSOs and expire ten years and a day from the date of grant.

VOTE REQUIRED

The approval of the Directors Plan requires the affirmative vote of the majority of shares of Common Stock present in person or represented by a proxy at the Annual Meeting and entitled to vote thereon. The Company's directors have an interest in approval of this Proposal No. 3, in that the non-employee directors have received Directors Options pursuant to the Directors Plan and that the non-employee directors will and all other directors may receive additional Directors Option grants if the Directors Plan is approved.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE DIRECTORS PLAN.

          PROPOSAL NO. 4 - RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors has selected Deloitte & Touche LLP as the independent auditors of the Company for the fiscal year ending March 31, 1998. The selection of the independent auditors will be submitted to the shareholders for ratification at the Annual Meeting. In the event that ratification by the shareholders of the selection of Deloitte & Touche LLP as the Company's independent auditors is not obtained, the Board of Directors will reconsider such selection. Deloitte & Touche LLP has audited the Company's financial statements since 1986. Its representatives are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE.

                            CERTAIN FINANCIAL INFORMATION

The following information is presented in Part II of the Company's Annual Report on Form 10-K and is incorporated by this reference into this Proxy Statement:
(a) Management's Discussion and Analysis of Financial Condition and Results of Operations, (b) complete consolidated Balance Sheets as of March 31, 1997 and 1996, related consolidated Statements of Income, Shareholders Equity and Cash Flows for each of the three years in the period ended March 31, 1997 and notes thereto, and (c) the report of Deloitte & Touche LLP regarding the complete consolidated Financial Statements.

Each statement made in this Proxy Statement containing any form of the words "expect," "believe," or "future" is a forward-looking statement that may involve a number of risk factors and uncertainties. Among other factors that could cause actual results to differ materially are the following: changes in the Code or ERISA and business conditions and other changes in the Company's industry that could effect the value of the Company's stock. Further information and potential risk factors that could affect the Company's financial results are included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997.

                                    OTHER BUSINESS

The Company currently knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.


BY ORDER OF THE BOARD OF DIRECTORS

/s/  Andrew Rudd
-----------------------
Andrew Rudd

Andrew Rudd
Chairman of the Board and Chief Executive Officer
June 20, 1997

                               BARRA, INC. - PROXY
                                 ANNUAL MEETING
                                  JULY 31, 1997


       THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Andrew Rudd, Ronald J. Lanstein and Norman J. Laboe, or any of them, each with full power of substitution, the lawful attorneys and proxies of the undersigned to vote all of the shares of Common Stock of BARRA, Inc. which the undersigned shall be entitled to vote at the Annual Meeting of the Shareholders to be held at BARRA Inc., 2100 Milvia Street, Berkeley, CA 94704, on Thursday, July 31, 1997 at 2:00 p.m., local time, and at any adjournments and postponements thereof, with all the powers the undersigned would possess if personally present, upon matters noted below. The shares represented by this Proxy shall be voted as follows:



       (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)


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


     1.   To elect as Directors of BARRA, Inc. the nominees listed below:

     / /  FOR all nominees listed below      / /  WITHHOLD AUTHORITY
                                                  to vote for all the nominees
                                                  listed below

     A. George Battle, John F. Casey, M. Blair Hull, Norman J. Laboe, Ronald J. Lanstein, Andrew Rudd
     Note: To withhold authority to vote for any individual nominee, strike a line through that nominee's name. Unless the authority to vote for all the foregoing nominees is withheld, this Proxy will be deemed to confer authority for every nominee whose name is not struck.

     2. To amend the BARRA, Inc. Stock Option Plan to increase the number of shares of BARRA, Inc. Common Stock reserved for issuance thereunder by seven hundred thousand (700,000) shares, to a total of two million nine hundred thousand (2,900,000) shares.

          FOR  / /            AGAINST   / /       ABSTAIN   / /

     3. To ratify the adoption of the BARRA, Inc. Directors Plan and authorization of one hundred thousand (100,000) shares of BARRA, Inc. Common Stock for insurance thereunder.

          FOR  / /            AGAINST   / /       ABSTAIN   / /

     4. To ratify the appointment of Deloitte & Touche as the Independent Auditors of BARRA, Inc. for the fiscal year ending March 31, 1998.

          FOR  / /            AGAINST   / /       ABSTAIN   / /

     5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.


     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER OF BARRA, INC. UNLESS OTHERWISE SPECIFIED, THE SHARES SUBJECT TO THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4. THE BOARD OF DIRECTORS OF BARRA, INC. RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, 3 AND 4.

                    I/We do   / /                 or do not / /

                    expect to attend the annual meeting at BARRA, Inc., 2100 Milvia Street, Berkeley, CA 94704, on Thursday, July 31, 1997 at 2:00 p.m., local time.

                    NOTE: Signature(s) should agree with name on stock certificate(s) as printed thereon. Executors, administrators, trustees and other fiduciaries should so indicate when signing. If more than one fiduciary, all should sign. ALL JOINT OWNERS MUST SIGN.



Signature(s)___________________________________Date____________________________

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